UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2003

RADNOR HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-19495	23-2674715
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-341-9600

Item 2.	Acquisition or Disposition of Assets.

On November 19, 2003, we announced that we had completed our previously announced acquisition of the plastic packaging assets of Polar Plastics Inc. and its subsidiary, Polar Plastics (NC) Inc. The acquired assets include nine thermoforming machines capable of producing polypropylene and polystyrene products, 37 injection molding machines, 10 raw material silos, related production assets and net working capital. We assumed a long-term lease for a 342,000 square foot facility in Mooresville, North Carolina that includes manufacturing, warehouse and office space. We also acquired the rights to the product lines manufactured at this facility, which include a broad range of plastic cups, stemware, plates, bowls, containers and cutlery. In connection with the acquisition, we also entered into a lease for a manufacturing facility in Winston-Salem, North Carolina through August 2004 and assumed a lease for a warehouse in Mooresville, North Carolina expiring in March 2004. We anticipate vacating these facilities.

The purchase price for the assets was approximately $28.7 million, consisting of $7.5 million in cash, $4.5 million of which was paid at closing with the remainder to be paid subject to adjustment based upon working capital levels, a six-year note in the amount of $10.0 million bearing interest at 6.0% (with interest but no principal payable until January 1, 2005) and the assumption of $11.2 million in other long-term contractual liabilities. Subject to the adjustment referenced above, the net working capital we acquired consisted of $12.8 million of current assets and $5.7 million of current liabilities. Polar Plastics and certain of its affiliates and key management also entered into seven-year non-competition agreements that will require us to pay an additional $3.0 million over five years.

The effective date of the closing of the acquisition was November 14, 2003.

We expect that this purchase will provide us the manufacturing capacity to accelerate the development and marketing of our new polypropylene foodservice packaging products, particularly disposable cold drink cups.

We financed the acquisition with proceeds from our domestic credit facility with PNC Bank, National Association, as agent for the lenders, which we amended to increase the revolving credit portion by $10.0 million, add a new $5.0 million term loan, amend existing financial covenants and permit the acquisition.

The full text of the Asset Purchase Agreement relating to this acquisition, as amended, is included as Exhibits 2.1 and 2.2 hereto and incorporated herein by reference.

On November 13, 2003, we issued a press release announcing the execution of the Asset Purchase Agreement and on November 19, 2003, we issued a press release announcing the completion of the acquisition. Copies of those press releases are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Item 7.	Financial Statements and Exhibits

a. Financial statements of business acquired.

In accordance with Item 7(a)(4) of Form 8-K, we will file the financial statements required pursuant to Item 7(a) of Form 8-K within 60 days after the date that this report on Form 8-K must be filed.

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b. Pro forma financial information.

In accordance with Item 7(b)(2) of Form 8-K, we will file the pro forma financial information required by Item 7(b) of Form 8-K within 60 days after the date that this report on Form 8-K must be filed.

c. Exhibits

2.1	Asset Purchase Agreement by and among WinCup Holdings, Inc. and Polar Plastics Inc and Polar Plastics (NC) Inc dated November 11, 2003 (Incorporated by reference to Exhibit 2.1 filed with Amendment No. 1 to the Form S-1 Registration Statement filed by Radnor Holdings Corporation, Commission File No. 333-110443).

2.2	First Amendment to Asset Purchase Agreement by and among WinCup Holdings, Inc. and Polar Plastics Inc and Polar Plastics (NC) Inc dated November 14, 2003 (Incorporated by reference to Exhibit 2.2 filed with Amendment No. 1 to the Form S-1 Registration Statement filed by Radnor Holdings Corporation, Commission File No. 333-110443).

99.1	Press Release dated November 13, 2003 issued by Radnor Holdings Corporation.

99.2	Press Release dated November 19, 2003 issued by Radnor Holdings Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: November 26, 2003	By:	/s/ Michael V. Valenza

Michael V. Valenza Senior Vice President—Finance and Chief Financial Officer

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